UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2020 (May 21, 2020)

Willis Towers Watson Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	000-16503	98-0352587
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Willis Group Limited,

51 Lime Street, London, EC3M 7DQ, England and Wales

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (011) 44-20-3124-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nominal value $0.000304635 per share	WLTW	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On May 21, 2020, Willis North America Inc., a Delaware corporation (the “Issuer”), priced an offering of an additional $275 million aggregate principal amount of the Issuer’s 2.950% Senior Notes due 2029 (the “New Notes”) of which the Issuer previously issued $450 million aggregate principal amount on September 10, 2019 (the “Initial Notes”), all of which initial notes remain outstanding. The New Notes will be treated as a single class with and otherwise identical to, the Initial Notes other than with respect to the date of issuance, the issue price and the amounts paid to holders of the initial notes and new notes on the first interest payment date. The New Notes will be issued at an offering price of 102.666% plus accrued interest from March 15, 2020 to, but not including, the date of delivery of the New Notes. The New Notes will be fully and unconditionally guaranteed by Willis Towers Watson Public Limited Company, an Irish public limited company and parent company of the Issuer (without any of its consolidated subsidiaries, the “Parent”), Willis Towers Watson Sub Holdings Unlimited Company, a company organized under the laws of Ireland, Willis Netherlands Holdings B.V., a company organized under the laws of the Netherlands, and Willis Investment UK Holdings Limited, TA I Limited, Willis Towers Watson UK Holdings Limited, Trinity Acquisition plc and Willis Group Limited, companies organized under the laws of England and Wales (collectively, the “Guarantors”).

The New Notes were sold in a public offering pursuant to a Registration Statement on Form S-3 (File No. 333-230192), as amended, and a related prospectus and prospectus supplement filed with the Securities and Exchange Commission. We expect the offering to close on May 29, 2020, subject to the satisfaction of customary closing conditions.

The Issuer and the Guarantors entered into an underwriting agreement, dated May 21, 2020 (the “Underwriting Agreement”), with BofA Securities, Inc., and HSBC Securities (USA) Inc., as representatives of the several underwriters named therein, in connection with the issuance and sale of the New Notes and the related guarantees. In connection with the offering of the New Notes, Parent is filing as Exhibit 1.1 hereto the Underwriting Agreement. Such exhibit is incorporated by reference into the Registration Statement.

We expect the net proceeds from this offering, after deducting underwriter discounts and commissions and estimated offering expenses, will be approximately $280 million. We intend to use the net proceeds of this offering to repay approximately $175 million principal amount under the term loan facility expiring in July 2020 and related accrued interest, which will result in a payment in full of the term loan facility and termination of the term loan credit agreement and related loan documents, repay approximately $105 million principal amount under its revolving credit facility expiring March 2022 and related accrued interest and for general corporate purposes.

On May 21, 2020, we issued a press release announcing the pricing of the New Notes offering. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1

Underwriting Agreement, dated May 21, 2020, among Willis North America Inc., as issuer, the guarantors named therein and BofA Securities, Inc. and HSBC Securities (USA) Inc., as representatives of the several underwriters named therein.

99.1	Press release, dated May 21, 2020, announcing the pricing of the New Notes offering by Willis North America Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2020	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

	By:	/s/ Neil D. Falis
Neil D. Falis
Deputy Company Secretary

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